                                 Exhibit 99-A

FOR IMMEDIATE RELEASE                    Contact:  David M. Findlay
- ---------------------                              Vice President Strategic
                                                   Planning & Investor Relations
                                                   (219) 271-4600


                QUALITY DINING, INC. AND BRUEGGER'S CORPORATION
                          ANNOUNCE APPROVAL OF MERGER


Mishawaka, Indiana (June 7, 1996)--Quality Dining, Inc. (Nasdaq/NM:QDIN) and Bruegger's Corporation, the nation's largest chain of retail bagel bakeries, jointly announced today that the shareholders of both companies have now approved their merger. The merger is expected to be effective by the close of business on Friday, June 7, 1996. Under the terms of the merger, the common shareholders of Bruegger's Corporation will receive approximately 5,142,127 shares of Quality Dining, Inc. common stock for all shares of Bruegger's Corporation common stock and up to 141,450 shares of Quality Dining convertible preferred stock. As a result of the merger, Bruegger's Corporation will become a wholly owned subsidiary of Quality Dining, Inc.

     As of June 6, 1996, Bruegger's Corporation owned and operated 53 retail bagel bakeries and franchised another 279 units in 31 states, and expects to close the current year with 475 to 500 bakeries. Quality Dining operated 21 of the 279 franchised units.

     Nordahl L. Brue, Michael J. Dressell and Stephen A. Finn will join Quality Dining's Board of Directors. Messrs. Brue and Dressell are the co-founders of Bruegger's Corporation. In addition, Mr. Finn will continue to serve as the President and Chief Executive Officer of Bruegger's Corporation.

     Daniel B. Fitzpatrick, Quality Dining's president and chief executive officer, stated, "With the merger approved, we can now move forward with the acceleration of Bruegger's development as the leading fresh bagel bakery concept in the country. We intend to maintain Bruegger's leadership in this segment by aggressively increasing the development of company-owned units, working closely with our partners in the franchise community and further enhancing operational excellence at every level of the organization."

     Mr. Brue commented on the merger, "The combining of our two companies should result in the new entity being more valuable and efficient than if the two companies remained separate. Bruegger's brings a high growth concept, while Quality Dining supplies the operating excellence and financial capability."

     Mr. Finn stated, "I have known Dan Fitzpatrick personally and professionally for 15 years; and in my mind, he is one of the finest restaurant executives in the country. All of us at Bruegger's are pleased and honored to be associated with him and his organization."

                                    -MORE-

QDIN Completes Merger with Bruegger's
Page 2
June 7, 1996

     "We believe that we have an outstanding and experienced franchise community to spearhead the growth of the concept. These franchisees should play an important role in the success of Bruegger's. This merger should allow our organization to maintain its focus on store level execution and strategic growth," added Finn.

     Fitzpatrick concluded, "The synergistic alliance of our two organizations should create a dynamic, focused restaurant company whose driving principles are an obsession with customer satisfaction, exceptional operating execution and the resulting creation of long-term value for our shareholders."

     Quality Dining, Inc. currently operates a total of 150 quick service and casual theme dining restaurants located throughout the country. The Company operates 21 Bruegger's Bagel Bakeries, 63 Burger King restaurants, 42 Grady's American Grill restaurants, 19 Chili's Grill & Bar restaurants and 5 Spageddies Italian Kitchen restaurants.

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the availability and cost of suitable locations for new restaurants; the hiring, training and retention of skilled management and other restaurant personnel; the ability to obtain the necessary government approvals and third-party consents; changes in governmental regulations, including any increase in the minimum wage; and other risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

                                     -END-